February 15, 1973
New Perspective Fund, Inc.
611 West Sixth Street
Los Angeles, California  90017
Gentlemen:
 At your request we have examined the form of Registration Statement (No. 2-46368) and Pre-effective Amendment No. 3 thereto being filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,025,000 shares of your Capital Stock, $1 par value (the "Shares"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.
 Based upon our examination and upon our knowledge of your corporate activities, it is our opinion that, subject to the issuance of an appropriate order by the Securities and Exchange Commission declaring the said Registration Statement, as amended, effective and the completion of the proposed action referred to above, and subject to the qualification of the Shares under the California Corporate Securities Law of 1968, the Shares, upon issuance and sale in the manner referred to in the Registration Statement, as amended, at a price in excess of par value, will constitute legally issued, fully paid and nonassessable Shares of your Capital Stock.
 We consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, and to the use of our name in the Registration Statement, as amended, and in the Prospectus constituting a part thereof.
  Respectfully submitted,
  /s/ O'Melveny & Myers